Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Alpha Natural Resources, Inc.:
We consent to the incorporation by reference in the current report on Form 8-K of Alpha Natural Resources, Inc. (CIK#: 0001301063) dated July 31, 2009 of our report dated February 26, 2009, except for Notes 1, 2, 3, 6, 8, 11, 12, 15, 16, 17, 19, 20, 22, 24, 27, 28 and 29, which are as of May 22, 2009, with respect to the consolidated balance sheets of Alpha Natural Resources, Inc. (CIK#: 0001310243) as of December 31, 2008 and 2007, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2008, which report appears in the current report on Form 8-K of Alpha Natural Resources, Inc. (CIK#: 0001310243) dated May 22, 2009, and of our report dated February 26, 2009 with respect to the effectiveness of internal control over financial reporting as of December 31, 2008, which report appears in the December 31, 2008 annual report on Form 10-K of Alpha Natural Resources, Inc. (CIK#: 0001310243).
Our report refers to the retrospective adoption of Statement of Financial Accounting Standards (SFAS) No. 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51, effective January 1, 2009, and the retrospective adoption of Financial Accounting Standards Board Staff Position Accounting Principles Board 14-1, Accounting for Convertible Debt Instruments that may be settled in cash upon conversion (Including partial cash settlement), effective January 1, 2009.
/s/ KPMG LLP
Roanoke, Virginia
July 31, 2009